                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                              SUNRISE MEDICAL INC.
         -------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

         -------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                         2382 FARADAY AVENUE, SUITE 200
                           CARLSBAD, CALIFORNIA 92008
                            ------------------------

                            NOTICE OF ANNUAL MEETING
                        TO BE HELD ON DECEMBER 15, 1999
                             ---------------------

DEAR STOCKHOLDER:

    The Annual Meeting of Stockholders of Sunrise Medical Inc. will be held at the Hilton San Diego Hotel, 15575 Jimmy Durante Boulevard, Del Mar, California, on Wednesday, December 15, 1999, starting at 2:00 p.m. We look forward to the opportunity to greet personally those stockholders who are able to attend.

    You will notice in reading the Proxy Statement that Richard Chandler, founder of the company, is not standing for re-election. We want to express our appreciation to Dick for his valuable contributions to the company as its founder and during the 16 years he served as Chairman of the Board, President and CEO.

    At the meeting, we will:

    1. Elect members of the Board of Directors;

    2. Approve the adoption of an Employee Stock Purchase Plan for the company.

    3. Transact such other business as may properly come before the meeting or any adjournments thereof.

    Management will then report on the activities of Sunrise and comment on its future plans. Stockholders will then be invited to ask questions and present their comments.

    The Board of Directors fixed the close of business on October 27, 1999 as the record date for determining stockholders entitled to notice of and to vote at this Annual Meeting. If you plan to be present, please notify our Director of Corporate Communications, Marcia Vaughan (at 760/930-1570), so that identification can be prepared for you. Thank you for your interest and consideration.

                                          Sincerely,

                                          [SIGNATURE]

                                          Steven A. Jaye

                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

November 11, 1999

    IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                     [LOGO]

                         2382 FARADAY AVENUE, SUITE 200
                           CARLSBAD, CALIFORNIA 92008
                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 15, 1999

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sunrise Medical Inc., a Delaware corporation (the "company" or "Sunrise"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hilton San Diego Hotel, 15575 Jimmy Durante Boulevard, Del Mar, California, on Wednesday, December 15, 1999, commencing at 2:00 p.m., and any postponement or adjournment thereof.

                         VOTING RIGHTS AND SOLICITATION

VOTING

    The company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On October 27, 1999, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 22,233,933 shares of Common Stock outstanding. This Proxy Statement and the accompanying proxy card are being sent to such stockholders on or about November 11, 1999. Subject to the stockholders' rights to cumulative voting for the election of Directors described below, each stockholder of record on October 27, 1999 is entitled to one vote for each share of Common Stock held by such stockholder on that date. A majority of the outstanding shares of Common Stock entitled to vote must be present or represented at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. In the election of Directors, the six candidates receiving the highest number of affirmative votes will be elected. Accordingly, abstentions and broker non-votes as to the election of Directors will have no effect. Proposal 2 requires the affirmative vote of a majority of the Common Stock of the company present in person or represented by proxy and entitled to vote at the Annual Meeting. In addition, over 50 percent of the outstanding shares of Common Stock must vote on this proposal. In determining whether this proposal has received the requisite number of affirmative votes, an abstention will have the same effect as a vote against the proposal, and shares represented by broker non-votes will not be considered shares entitled to vote on the proposal.

PROXIES

    Whether or not you are able to attend the Annual Meeting, you are urged to vote your proxy, which is being solicited by the company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the nominees of the Board of Directors (proposal 1), FOR the approval of an Employee Stock Purchase Plan (proposal 2), and in the discretion of the proxy holders, as to other matters that may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the company at the company's principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and, prior to the voting of the proxy, indicating to the Secretary of the meeting a desire to vote your shares in person. Stockholders whose shares are in street name should consult with their brokers concerning procedures for revocation.

SOLICITATION OF PROXIES

    The company will bear the entire expense of this proxy solicitation. The company may reimburse brokerage houses, fiduciaries, and custodians for their reasonable expenses incurred in sending copies of solicitation materials to their principals. Solicitation may be made by telephone or otherwise by Officers, Directors or Associates (employees) of the company, who will receive no compensation other than their regular compensation, and MacKenzie
Partners, Inc. whose services to the company will include the solicitation of proxies. MacKenzie Partners, Inc. will receive payment of $10,000 plus out-of-pocket expenses for such services.

PROPOSAL #1                   ELECTION OF DIRECTORS

    Six Directors, comprising the entire membership of the Board of Directors of the company, are to be elected at the Annual Meeting. Stockholders are entitled to cumulative voting rights in the election of Directors. Under cumulative voting, each stockholder is entitled to a number of votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock the stockholder is entitled to vote. Such votes may be cast for one nominee or distributed among two or more candidates. Unless otherwise instructed, the proxy holders intend to vote the shares represented by the proxies received by them for the six nominees shown below for a term of one year and until their successors are duly elected and qualified. All elections shall be decided by a plurality vote.

                           MURRAY H. HUTCHISON
[PHOTO]                    Age 59, Director since 1983
                           The Board of Directors elected Mr. Hutchison to serve as
                           Interim Chairman of the Board of Directors, Chief Executive
                           Officer and President following Richard H. Chandler's
                           resignation from those positions on October 4, 1999. From
                           1976 through 1996, Mr. Hutchison was Chairman of the Board, and from 1976 through 1994 also served as Chief Executive
                           Officer of International Technology Corporation, a New York
                           Stock Exchange (NYSE) listed environmental management
                           company. Mr. Hutchison serves on the Board of Directors of
                           Epic Solutions, Huntington Hotel Corporation, Olsen Company,
                           and Senior Resource Group, all privately held companies, and
                           Cadiz, Inc. and Jack in the Box Inc., both publicly traded companies.

                           LEE A. AULT III
[PHOTO]                    Age 63, Director since 1988
                           Mr. Ault has served as Chairman of the Board of
                           IN-Q-T, Inc., an information technology company since
                           August 1999. He was Chief Executive Officer from 1968
                           through January 1992 of Telecredit, Inc., a payment services company. In 1990 Telecredit, Inc. merged with Equifax, Inc., a NYSE listed information services company. He serves on the
                           Board of Directors of Equifax, Inc., Office Depot, Inc. (a
                           NYSE listed office supplies retailer), American Variable
                           Insurance Series and Pacific Crest Outward Bound School.

                           MICHAEL N. HAMMES
[PHOTO]                    Age 56, Director since 1998
                           Since 1998 Mr. Hammes has been the Chairman of the Board and
                           Chief Executive Officer of Guide Corporation, a privately
                           held company which purchased the automotive lighting
                           business of General Motors. From October 1993 to
                           February 1997, Mr. Hammes was Chairman of the Board and
                           Chief Executive Officer of The Coleman Company, Inc., a
                           global manufacturer and distributor of camping and outdoor recreational products and hardware/home products. From 1990 to 1993, he was Vice Chairman of the Black & Decker
                           Corporation and President of its Power Tool and Home
                           Products Group. From 1986 to 1990, Mr. Hammes was President
                           of International Operations for Chrysler Corporation and a
                           Vice President of the company. Mr. Hammes also served in a number of positions for Ford Motor Company with which he was affiliated for over 20 years, including President of Mexican
                           Operations and President of European Truck Operations.
                           Mr. Hammes is also a Board member of Navistar Corporation,
                           Johns Manville Corporation and the Board of Visitors of
                           Georgetown University's School of Business.

                           WILLIAM L. PIERPOINT
[PHOTO]                    Age 61, Director since 1985
                           From 1977 to 1988, Mr. Pierpoint was President and Chief
                           Executive Officer of Summit Health Ltd., a publicly traded, integrated health care company. Mr. Pierpoint is a certified public accountant, and since 1988 has been a private
                           investor. In 1995 he became Vice Chairman of Strategic
                           Partners Inc. (dba Cherokee Uniforms), a privately held
                           company.

                           JOSEPH STEMLER
[PHOTO]                    Age 68, Director since 1989
                           Mr. Stemler joined the Maret Corporation, a privately held company, as its CEO and Chairman of its Board of Directors in 1997. He is a Director of the Scholle Corporation, a
                           privately held company, and served as its CEO and Chairman in 1996. From 1989 through 1996, Mr. Stemler served as
                           Chairman of the Board of La Jolla Pharmaceutical Company, a
                           publicly held biotechnology company and as its President and
                           CEO from 1989 through 1995. Mr. Stemler became President and
                           Chief Executive Officer of Quidel Corporation in 1985,
                           Chairman and Chief Executive Officer in 1988, Chairman in
                           1990 and Vice Chairman in 1991. Mr. Stemler was President
                           and Chief Executive Officer of Bentley Laboratories, Inc.
                           from 1978 to 1985. He also serves on the Board of Directors of Safeskin Corporation, a publicly traded manufacturer of disposable gloves for scientific and healthcare needs.

                           JOHN R. WOODHULL
[PHOTO]                    Age 65, Director since 1986
                           Mr. Woodhull was Chairman, President and CEO, from 1969
                           through 1998, of Logicon, Inc., then a NYSE listed company, which provided electronic systems and high-technology
                           services to industry and government. Mr. Woodhull is
                           currently a private investor. He serves on the Board of
                           Directors of Adams Business Forms, Inc., a private company,
                           FirstFed Financial Corp., a NYSE listed company, First
                           Federal Bank of California, a subsidiary of FirstFed
                           Financial Corp., and the YMCA of Metropolitan Los Angeles.

    If, at the time of the Annual Meeting, any of the above nominees should be unable or unwilling to serve, the proxy holders may vote the proxies for substitute nominee(s). Management has no reason to believe that any substitute nominee or nominees will be required.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NAMED NOMINEE

MEETINGS AND ATTENDANCE

    The Board of Directors met seven times during the fiscal year ended July 2, 1999. The Audit Committee met three times, and the Compensation Committee met one time in fiscal 1999. The Nominating Committee acted once by unanimous written consent. The Executive Committee did not meet in fiscal 1999. All Directors attended at least three-fourths of the aggregate of the total number of Board meetings and Committee meetings on which such Directors served.

COMMITTEES

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors is comprised solely of outside Directors. The Audit Committee meets periodically with the company's independent auditors, the internal audit department and financial management of the company to ensure that each is carrying out its responsibilities in compliance with the Audit Committee Charter previously approved by the Board of Directors. Both the independent auditors and the internal audit department have free and direct access to the Audit Committee. The company's independent auditors are recommended by the Audit Committee and selected by the Board of Directors. Members of the Audit Committee are Messrs. Hammes, Pierpoint and Stemler, with Mr. Hammes serving as Chair.

    COMPENSATION COMMITTEE. The Compensation Committee meets with management and makes recommendations to the Board concerning (i) Executive Officer and key Associate compensation, (ii) payments to be made under the Management Incentive Bonus Plan, and (iii) company contributions to be made under the 401(k) Profit Sharing/Savings Plan. The Compensation Committee also administers the stock option plans of the company. In addition, this Committee functions as a Nominating Committee regarding nominations for the Board of Directors. Following the instructions set forth below under the caption "Stockholder Proposals for Next Annual Meeting," Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the company and providing the candidate's name, biographical data and qualifications. Members of the Compensation Committee are Messrs. Ault, Hutchison and Woodhull, with Mr. Ault serving as Chair.

    EXECUTIVE COMMITTEE.  The Executive Committee, consisting of
Messrs. Hutchison, Ault and Hammes, meets on an as-needed basis with the authority to make Board-level decisions between regularly scheduled Board meetings. Mr. Hutchison is Chair of this Committee.

DIRECTOR COMPENSATION

    Outside Directors are paid an annual retainer of $16,000 (paid in monthly installments) and $1,200 for each Board meeting attended ($600 if a Board meeting is telephonic). In addition, Committee members are paid $1,000 per meeting if attended in person or $500 per meeting if a Committee meeting is telephonic. Committee Chairs receive an additional $2,000 annual retainer paid in semi-annual installments. Upon election to the Board and every year thereafter if still a Director, each outside Director is granted an option to purchase 2,000 shares of Common Stock under the company's Amended and Restated 1993 Stock Option Plan. These options vest 100% on the first anniversary of the grant. The company has no other contracts or other arrangements pursuant to which any non-employee Director was compensated during the year.

PROPOSAL #2           ADOPTION OF AN EMPLOYEE STOCK PURCHASE
                              PLAN FOR THE COMPANY

GENERAL

    On August 24, 1999, the Board adopted the Sunrise Medical Inc. Employee Stock Purchase Plan (the "Plan"), subject to stockholder approval. The Board determined that adoption of this Plan is desirable to provide the opportunity for Associate ownership of the capital stock of the company in order to attract, motivate and retain qualified Associates. The Plan has the added benefit of aligning the interests of participating Associates with the interests of the company's stockholders.

    The Plan has been designed to comply with Internal Revenue Code Section 423. Under the Plan, purchases may be made by participating Associates on a semi-annual basis, based on a 15% discount from the lesser of the market price on the first day or last day of the offering period. The offering periods will begin on March 1 and September 1 of each year. A total of 1,000,000 shares of Common Stock of the company were authorized by the Board for purchase under the Plan. Such shares are subject to adjustment in the event of a reorganization, stock split, stock dividend or similar change in the corporate structure of the company or the outstanding shares of Common Stock. Such shares may be, in whole or in part, authorized and unissued or treasury shares.

    The Plan, if approved at the Annual Meeting, will become effective March 1, 2000, and provides for the purchase through payroll deductions of Common Stock by Associates of the company and its participating subsidiary corporations who elect to participate. The Plan will be administered by the Compensation Committee of the Board of Directors. The recipients, amounts and values of future benefits are subject to the individual elections of Associates and are therefore not determinable at this time.

    The following is a summary of the terms of the Plan, which is qualified in its entirety by reference to the Plan document, a copy of which is attached as Appendix A to this Proxy Statement.

TERMS OF THE PLAN

    ELIGIBILITY. Associates of the company and its participating subsidiary corporations who have been employed for at least one year are eligible to participate in the Plan, except that no person who owns (or is treated as owning) 5% or more of the outstanding Common Stock of the company may participate in the Plan. Also, Associates who are customarily employed for 20 hours or less per week, or for not more than five (5) months per calendar year, are not eligible. All majority-owned corporate subsidiaries are eligible to be participating subsidiaries, and the Compensation Committee will designate the corporate subsidiaries that will be participating subsidiaries from time to time. Initially, participation in the Plan will be made available only to Associates of the company and subsidiaries in the United States due to tax and securities laws considerations in the numerous foreign jurisdictions in which the company's subsidiaries operate. As of October 1, 1999, approximately 2,119 Associates are expected to be initially eligible to participate in the Plan.

    ELECTION TO PARTICIPATE AND PAYROLL DEDUCTIONS. A participating Associate can elect to deduct from his or her paycheck a minimum of 1% and a maximum of 20% of his or her base compensation per offering period to purchase shares under the Plan. Elections are made through written election forms which become effective for the next and all succeeding payroll periods until changed or revoked by the participating Associate.

    LIMITATION ON NUMBER OF SHARES THAT CAN BE PURCHASED. For all offering periods ending in a given calendar year, an Associate's purchases under the Plan shall be limited to no more then an aggregate of $25,000 worth of shares (valued at the beginning of each such offering period). The purchase of shares under this Plan is also limited to a maximum of 20% of the Associate's base compensation per offering period, and a limitation of 5,000 shares per participating Associate per offering period.

    PURCHASE OF COMMON STOCK. On the last day of the offering period, participating Associates are deemed to exercise an option to purchase shares of Common Stock of the company, and the appropriate number of shares are allocated to the account of each participating Associate. The number of shares allocated to each participating Associate is the number of full shares that can be purchased with the payroll deductions elected by such Associate for that offering period. The purchase price for the shares purchased for an offering period is 85% of the lesser of the fair market value of a share of the company's Common Stock on the first day or last day of the offering period. Any payroll contributions remaining in the participating Associate's account that are not equal to one full share will be carried over into the next offering period unless the Associate terminates participation in the Plan, in which case the remaining contribution will be refunded to the Associate without interest.

    TRANSFERABILITY. The right to purchase shares under the Plan may not be transferred to or exercised by any person other than the participating Associate. Once shares have been purchased by the participating Associate, they may be transferred in the same manner as other shares of Common Stock of the company.

    AMENDMENT AND TERMINATION OF THE PLAN. The Plan may be amended or terminated by the Board at any time, but no amendment may increase the aggregate number of shares available for purchase under the Plan without approval of the company's stockholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is intended only as a general summary of certain of the federal income tax consequences arising from the purchase of Common Stock pursuant to the Plan and the subsequent disposition of such Common Stock. Federal income tax consequences will vary as a result of individual circumstances. Moreover, the following summary relates only to U.S. federal income tax treatment. State, local and foreign tax consequences may be substantially different than the federal income tax consequences described herein.

    GRANT AND PURCHASE. Under applicable provisions of the Code, an Associate generally is taxed on all compensation, including the amount of payroll deductions used to purchase shares. However, a participating Associate will recognize no additional compensation income upon being granted a right to purchase shares. Furthermore, assuming that the Plan qualifies under Code
Section 423, the participating Associate will not recognize taxable income upon purchase of shares, even though he or she will pay less than fair market value for the shares. The company will not be entitled to a deduction for tax purposes as a result of granting rights to purchase shares or as a result of Associates purchasing shares.

    SALE OF COMMON STOCK. Assuming the Plan qualifies under Code Section 423, the tax treatment of a participating Associate who sells shares purchased under the Plan depends on how long the Associate holds the shares.

    If a participating Associate sells the shares within two years after the first day of the offering period, the Associate will recognize ordinary income to the extent that the fair market value on the purchase date exceeds the purchase price. The remaining gain (if any) will be taxed as capital gain. If the shares are sold for less than the fair market value on the purchase date, the Associate may claim a capital loss for the decline in value. The company (or other employing subsidiary corporation) will be entitled to a deduction equal to the amount the Associate recognizes as ordinary income.

    If the participating Associate sells the shares more than two years after the first day of the offering period, the Associate will recognize ordinary income equal to the lesser of (i) 15% of the fair market value of the shares on the first day of the offering period, or (ii) the amount realized upon the sale of the shares minus the purchase price. The remaining gain (if any) will be taxed as capital gain. In such case, the company (or other employing subsidiary corporation) will not be entitled to any deduction as a result of such sale.

APPROVAL REQUIRED

    The Plan requires the affirmative vote of a majority of the Common Stock of the company present in person or represented by proxy and entitled to vote at the Annual Meeting. In addition, over 50 percent of the outstanding shares of Common Stock must vote on this proposal. In determining whether this proposal has received the requisite number of affirmative votes, an abstention will have the same effect as a vote against the proposal, and shares represented by broker non-votes will not be considered shares entitled to vote on the proposal. Approval of the Plan by the stockholders is required within 12 months from the adoption of the Board of Directors in order for the Plan to be qualified under
Section 423 of the Code.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL #2.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and overseeing the policies that govern company compensation and benefit practices. As part of these functions, the Committee evaluates the performance of the Chief Executive Officer, reviews with senior management the performance of other highly compensated officers, and determines their respective compensation levels in terms of salary, bonuses and related benefits. The Committee has established a number of objectives, which serve as guidelines in making all compensation decisions, including:

    - The integration of compensation programs with the company's strategic direction in order to achieve its long-term competitive objectives and strategic intent;

    - The reward of annual operating and financial performance through individual and group bonus incentives that pay for improved quantitative performance versus annual targets;

    - The encouragement of consistent, long-term enhancement of stockholder value by providing multi-year performance incentives through a contingent long-term bonus plan and equity ownership through stock options; and

    - The development and implementation of a competitive total compensation program that enables the company to attract and retain high-caliber Associates at all levels.

    The company's compensation philosophy rewards individual and team performance on the basis of both quantitative and qualitative factors. Associates at all levels participate in one or more of the company's various bonus plans. The six plans currently in effect are aimed broadly at different groups including senior and middle managers, engineers, technical specialists, sales Associates and hourly factory and office Associates.

    The Committee believes that the components of executive compensation should include base salary, annual and long-term incentive compensation, stock option grants and other benefits described below. A brief summary of each component follows.

BASE SALARY

    Base salaries are intended to be competitive with market rates and are based on an internal evaluation of the responsibilities of each position. The Committee reviews hiring and turnover patterns within the company and relies from time to time on outside industry surveys to assess salary competitiveness. The companies included in such surveys are typically companies having revenues and businesses similar to those of Sunrise and/or which draw from the same geographic area. The composition of such companies is generally a peer group of U.S. medical equipment manufacturers similar (but not identical) in composition to the Peer Group Index shown on the stock performance chart included herein. The Committee believes that total cash compensation for company executives should be targeted within the 25th to 75th percentile of executives at companies having businesses and revenues comparable to those of Sunrise. Where executives fall within a salary range will depend on their seniority and their performance. The Committee's objective is to link executive compensation with the company's financial performance, while also reflecting competitive market factors.

    Salary increases are based on annual supervisor reviews and are intended to reflect individual as well as business unit performance, along with the results of industry survey results. Annual increases for salaried Associates are all awarded on the same day, the first Monday in September, so as to ensure fairness across the company and to incorporate both the previous fiscal year's operating results and individual performances.

ANNUAL INCENTIVE COMPENSATION

    The company has used throughout its history a Management Incentive Bonus Plan (the "MIB Plan") pursuant to which members of management are eligible to receive annual cash bonuses. Generally, each bonus will be based on both the achievement of individual objectives agreed upon by the manager and his or her immediate supervisor, and upon the business unit's attainment of certain earnings targets. With regard to the company's performance, the primary measure used for determining bonuses is the company's earnings per share growth. An operating unit's performance is measured against goals for earnings growth (after a capital charge on any cash drawn), and levels of return on net assets. No bonus is paid at either the corporate or divisional level unless earnings exceed prior year results. Earnings goals are approved annually by the Board of Directors and are tied to the company's operating plan. Even if a bonus is earned based on profit performance, the executive must still accomplish his or her personal objectives for the year in order to qualify for the designated amount. The fiscal 1999 maximum payout that could be earned under the MIB Plan ranged from 10% to 100% of a manager's salary, depending upon his or her position.

    Under the MIB Plan, 80% of an MIB bonus earned in a given fiscal year is paid out at the end of that year, and 20% is deferred and paid out, if earned, in two equal installments over the following two years. The deferred amount is paid out (i) if the manager is still employed as of the end of the fiscal year in question; and (ii) if the division achieves at least a 5% earnings increase over the first year level, and in the third year, at least a 5% increase over the second year level (if the second year is a down year, earnings must at least meet minimum specified earnings targets in the third year). The overall goal of the MIB Plan is to encourage and reward sustained, steady profit growth over a rolling three-year period.

STOCK OPTIONS

    Certain management Associates of the company are eligible to receive periodic grants of non-qualified or incentive stock options pursuant to the Amended & Restated 1993 Stock Option Plan. The Committee establishes the terms of options granted under the 1993 Plan. Options that have been granted to Associates under the 1993 Plan become exercisable in four equal annual increments beginning on the first anniversary date of the grant. The option price, which is determined by the Committee, is generally equal to 100% of the fair market value of the shares covered by the option on the date of grant. Options are granted to certain management and senior technology Associates and are intended to retain them and motivate them to improve the company's long-term stock market performance, aligning their interests with those of stockholders. In determining the number of options to be granted to an Associate, the Committee makes a subjective determination based on a number of factors, including the individual's level and scope of responsibility, job performance, and the overall competitiveness of his or her compensation package compared to the outside industry surveys referenced above. About 7% of the company's Associates qualify for stock options each year.

401(k) PROFIT SHARING CONTRIBUTIONS

    The company contributes to a 401(k) Profit Sharing/Savings Plan (the "401(k) Plan") in which all domestic Associates (except those under certain collective bargaining agreements) may participate after satisfying the service requirements of the Plan. Annual awards for Associates under the profit sharing portion of the plan typically varies from 4% to 6% of compensation (subject to the statutory limitations on compensation referenced in the following paragraph), contingent upon attainment of certain earnings targets by the company as a whole in the case of corporate office Associates, or by the division, in the case of division Associates. In addition to the basic profit sharing contribution, the company contributes between 8% and 11% of compensation above $68,400 and below $160,000 (the current Internal Revenue Code ("IRC") statutory maximum under the 401(k) Plan). The savings portion of the 401(k) Plan provides that Associates may defer compensation (subject to statutory limitations) and provides Associates with a company matching contribution, which matches their voluntary savings on a dollar-for-dollar basis up to a maximum of $400. Associates employed outside the United States generally participate in defined contribution plans which mirror the United States plan, to the extent appropriate in view of local laws and practices.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

    The SERP provides for company discretionary retirement contributions to a non-qualified plan for the benefit of Associates earning a base salary of $140,000 and above. The SERP contributions are intended to replace funds that are not contributed to the 401(k) Plan due to the IRC statutory limitation referenced above. Discretionary contributions may, depending on corporate or divisional profit performance, range up to 11% of compensation over $160,000 earned in a fiscal year. In addition, these Executives may also voluntarily defer up to 25% of their MIB bonus each year into the SERP.

    The SERP is funded through a "rabbi" trust with American Express Trust Co. as the trustee and represents a contractual obligation of the company to make payments (subject to certain vesting restrictions) to the covered Executives upon retirement, termination, disability or death. In the unlikely case that Sunrise becomes insolvent, the assets of the Trust will be held for the benefit of the company's general creditors.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In determining the fiscal 1999 compensation for the company's former Chairman, President and Chief Executive Officer, Mr. Richard H. Chandler, the Committee followed its established philosophy and guidelines as outlined above. The Board, at its August 1998 meeting accepted the Committee's recommendation to increase Mr. Chandler's fiscal 1999 base salary to $510,000 (an increase of 3.5%). During fiscal 1999 the Board awarded Mr. Chandler non-qualified stock options to purchase 75,000 shares (at a price of $10.125 per share). In addition, in September 1999, the company contributed $10,064 to his 401(k) account, along with a $400 company matching contribution. The company also contributed $28,126 to his SERP account. Mr. Chandler did not receive an MIB Bonus accrual or pay-out for fiscal 1999.

    This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Lee A. Ault III                Murray H. Hutchison               John R.Woodhull
Chairman

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning the compensation of the company's Chief Executive Officer and the four other most highly-compensated Executive Officers (the "Named Officers") for the fiscal years ended July 2, 1999, July 3, 1998, and June 27, 1997.

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------
                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                   ----------------
                                                  ANNUAL COMPENSATION           AWARDS     PAYOUTS
                                           ----------------------------------   -------------------
                                                                                 STOCK
                                FISCAL                           OTHER ANNUAL   OPTION      LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR       SALARY    BONUS(1)   COMPENSATION(2) GRANTS    PAYOUTS(3) COMPENSATION(4)
----------------------------------------------------------------------------------------------------------------------
Richard H. Chandler(5) .......    1999     $506,634   $ --          $--          75,000    $ --       $         43,542
 FORMER CHAIRMAN OF THE BOARD,    1998      492,500     --          --           60,000      --                 46,967
 PRESIDENT & CHIEF EXECUTIVE      1997      475,000    86,821       --           25,000      --                 10,992
 OFFICER

Thomas H. O'Donnell(6) .......    1999      318,076     --          --           30,000      --                 26,554
 SENIOR VICE PRESIDENT,           1998      310,000     --          --           25,000      --                 28,230(7)
 OPERATIONS AND GROUP             1997      300,000    19,697       --           10,000      1,961               8,901(7)
 PRESIDENT, HOME HEALTHCARE

Ben Anderson-Ray(6) ..........    1999      311,565     --          --           40,000      --                 23,728(8)
 SENIOR VICE PRESIDENT,           1998      280,000     --          --            7,000      --                 13,964
 OPERATIONS AND GROUP             1997      250,000     1,359       --           14,000      --                    400(8)
 PRESIDENT, CONTINUING CARE

Barrie Payne(6) ..............    1999      295,169    15,770       --           30,000      --                 43,819(9)
 SENIOR VICE PRESIDENT,           1998      280,000     --          --           25,000      --                 15,083
 OPERATIONS AND GROUP             1997      266,154    18,311       --           10,000     11,150              10,410
 PRESIDENT, NORTHERN EUROPE

Ted N. Tarbet(6) .............    1999      246,730     --          --           30,000      --                 18,477
 SENIOR VICE PRESIDENT AND        1998      233,000     --          --           25,000      --                 19,587
 CHIEF FINANCIAL OFFICER          1997      220,000    31,111       --           10,000      --                  7,407
----------------------------------------------------------------------------------------------------------------------

(1) The amounts reflect the bonuses earned under the Management Incentive Bonus ("MIB") Plan in the designated fiscal years, but paid in the following fiscal year. See the Compensation Committee Report to Stockholders for a description of this plan.

(2) Excludes perquisites and other personal benefits, securities or property, to the extent the aggregate amount of such compensation does not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3) The amounts reflect contingent bonuses accrued in prior years under the MIB Bonus Plan that were paid out for the designated fiscal years.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

4) Includes amounts shown below allocated by the company for the accounts of the Named Officers in fiscal 1999. The company has no defined benefit or other actuarial plan covering the Named Officers.

                                                         SUPPLEMENTAL
                                      PROFIT SHARING/      EXECUTIVE      LIFE INSURANCE
NAME                                   SAVINGS PLAN     RETIREMENT PLAN      PREMIUMS
----                                  ---------------   ---------------   --------------
Richard H. Chandler.................      $10,464           $28,126           $4,952
Thomas H. O'Donnell.................       10,464            12,901            3,189
Ben Anderson-Ray....................       10,584            12,209            1,055
Barrie Payne........................        9,459                 0            4,360
Ted N. Tarbet.......................       10,464             7,018              995

    Mr. Payne also has an arrangement in the U.K. to receive a company contribution equal to 10% of his U.K. compensation to a private pension account similar to the U.S. SERP referenced above. In fiscal 1999 a contribution of $15,770 was made to this account for his benefit.

(5) Mr. Chandler resigned as an Officer and Director of the company and its subsidiaries on October 4, 1999. See "Certain Transactions."

(6) Individually, each of Messrs. O'Donnell, Anderson-Ray, Payne and Tarbet is a party to a Change in Control Agreement ("CIC") with the company. Each CIC Agreement provides for a severance payment of up to two times the executive's annual salary and target MIB bonus plus a two-year continuation of health and other benefits if (i) there is a "change in control" (as defined in the Agreement) of the company followed within two years by
    (ii) the executive's termination by the company without "cause" or termination by the executive for "good reason" (each term as defined in the Agreement).

    Messrs. O'Donnell, Anderson-Ray, Payne and Tarbet also have severance agreements entitling them to receive a severance payment upon termination of employment equal to one year's base salary (plus, in certain instances, target bonus for such year), unless such termination is for good cause (as defined in the agreements). In addition, following his retirement from the company, Mr. Payne has an agreement with the company that entitles him to reimbursement of certain expenses associated with his overseas assignment, as well as certain relocation expenses and post-employment consulting fees.

(7) At the request of the company, Mr. O'Donnell moved his residence from the company's corporate headquarters at Carlsbad, California to the newly formed Home Healthcare Group headquarters near Boulder, Colorado in June 1997. The company paid for the relocation and reimbursed Mr. O'Donnell for losses suffered thereby. The total shown above excludes such costs and losses totaling $382,293 for fiscal 1997 and $144,581 for fiscal 1998, including losses on the sale of his residence, costs of buying and selling the homes, moving and travel costs, and temporary living expenses, together with a tax gross-up covering such items. In addition, to facilitate his move, the company provided Mr. O'Donnell with two short term bridge loans in the amounts of $356,000 and $50,000, respectively. Each such loan was evidenced by a promissory note secured by a deed of trust, and each such loan has since been repaid in full.

(8) At the company's request, Mr. Anderson-Ray moved his residence from Boulder, Colorado to Stevens Point, Wisconsin during fiscal 1999. The relocation expense totaled $113,949. Mr. Anderson-Ray was provided with relocation related compensation of $25,000 to further facilitate this relocation. During fiscal 1997, at the company's request, Mr. Anderson-Ray moved his residence to Boulder, Colorado. The relocation expense totaled $9,273.
    Mr. Anderson-Ray was provided with relocation related compensation of $50,000 to further facilitate this relocation. The total shown above for Mr. Anderson-Ray excludes such amounts.

(9) Includes $30,000 paid to Mr. Payne to offset certain expenses associated with his overseas assignment. In addition, in order to assist Mr. Payne with unusual expenses related to the overseas portion of his duties with the company, Mr. Payne was granted a loan on May 8, 1998 in the amount of $250,000 at a 6% annual interest rate. The principal must be repaid in full no later than the fifth anniversary of the Secured Promissory Note. Interest is paid quarterly, in arrears. Notwithstanding the foregoing, all principal and interest shall be due and payable ninety (90) days after the expiration of, or immediately upon the termination of, Mr. Payne's employment agreement with the company. No interest or principal of this loan is reflected in the foregoing table.

OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth information concerning options granted under the Amended and Restated 1993 Stock Option Plan or the Amended and Restated Sentient/Sunrise Stock Option Plan to the Named Officers during the 1999 fiscal year.

                     OPTION/SAR GRANTS IN 1999 FISCAL YEAR

-----------------------------------------------------------------------------------------------------

                                                                           POTENTIAL REALIZABLE VALUE
                                                                                       AT
                                                                             ASSUMED ANNUAL RATE OF
                                                                            STOCK PRICE APPRECIATION
                           INDIVIDUAL GRANTS                                   FOR OPTION TERM(2)
-----------------------------------------------------------------------------------------------------
                                         PERCENT
                                         OF TOTAL
                                         OPTIONS/
                                          SARS
                                         GRANTED
                                           TO       EXERCISE
                              OPTIONS/   EMPLOYEES  OR BASE
                               SARS        IN        PRICE
                              GRANTED    FISCAL       PER      EXPIRATION
NAME                          (#)(1)      YEAR       SHARE       DATE          5%            10%
-----------------------------------------------------------------------------------------------------
Richard H. Chandler.........   75,000      11.4%    $10.125    8/27/2008   $   393,577   $  1,076,508
Thomas H. O'Donnell.........   30,000       4.6      10.125    8/27/2008       157,431        430,603
Ben Anderson-Ray............   40,000       6.1      10.125    8/27/2008       209,908        574,138
Barrie Payne................   30,000       4.6      10.125    8/27/2008       157,431        430,603
Ted N. Tarbet...............   30,000       4.6      10.125    8/27/2008       157,431        430,603
                                                                           -----------   ------------
Totals..................................................................     1,075,778      2,942,455
Increase in total stock market capitalization of the company
 (under same assumptions)(3)............................................   $98 million   $247 million

(1) All grants were in the form of incentive stock options and non-qualified stock options. No SARs have been granted.

(2) Potential realizable value is calculated as the aggregate difference between the market price of the Common Stock and the option exercise price assuming that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and are not an estimate of future stock price growth.

(3) This line is presented for comparative purposes and reflects, for all outstanding shares as of July 2, 1999, the aggregate potential realizable increase in value that would result if the company's stock price were to increase from the market price on July 2, 1999 ($7.00 per share) by the same compound annual rates set forth in the table over a 10-year period ending July 2, 2009. These amounts are not an estimate of future stock price growth.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth information with respect to the Named Officers concerning the exercise of options during fiscal 1999 and unexercised options held as of the end of fiscal 1999.

   AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1999 AND JULY 2, 1999 OPTION/SAR
                                     VALUES

--------------------------------------------------------------------------------------------------
                                                        NUMBER OF           VALUE OF UNEXERCISED
                                                       UNEXERCISED              IN-THE-MONEY
                                                      OPTIONS/SARS              OPTIONS/SARS
                                                     AT JULY 2, 1998         AT JULY 2, 1998(2)
--------------------------------------------------------------------------------------------------
                           SHARES
                           ACQUIRED
                             ON        VALUE
NAME                       EXERCISE   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
--------------------------------------------------------------------------------------------------
Richard H. Chandler......    --        $--        110,000      132,500      $ --         $--
Thomas H. O'Donnell......    --         --         97,250       58,750       17,110       --
Ben Anderson-Ray.........    --         --          8,750       52,250        --          --
Barrie Payne.............    --         --         78,800       58,750       16,047       --
Ted N. Tarbet............    --         --         63,250       53,750       25,915       --

(1) Based on the market value of the underlying shares on the exercise date minus the option exercise price per share.

(2) Calculated on the basis of the fair market value of the underlying shares as of July 2, 1999 ($7.00 per share) minus the exercise price.

                            LONG-TERM INCENTIVE PLAN

    The Named Officers received no long term incentive awards in fiscal 1998 and 1999 that could be paid in fiscal 2000 or 2001.

                        STOCK PRICE PERFORMANCE GRAPH(1)

    The following graph shows a five-year comparison of cumulative total returns for the company, the S&P 500 Index ("Broad Market") and a peer group of companies ("Peer Group") selected on a line-of-business basis. Also shown below is the S&P Medical Products and Supplies Index ("Industry Index") which in prior years was shown for comparison purposes. The companies included in the Peer Group are durable medical equipment manufacturers like Sunrise, whereas the Industry Index includes service providers as well as manufacturers of invasive medical devices. Therefore, the company believes that the Peer Group provides a more relevant comparison to Sunrise than the Industry Index. The graph assumes that the value of the investment in the company's Common Stock and each index was $100 at June 30, 1994, and that all dividends were reinvested.

                FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         SUNRISE      BROAD   PEER GROUP  INDUSTRY
       Medical Inc.   Market       Index     Index
1994        $100.00  $100.00     $100.00   $100.00
1995        $142.29  $126.07     $148.20   $153.42
1996         $88.00  $158.85     $187.30   $201.56
1997         $69.14  $213.97     $210.60   $267.00
1998         $68.57  $278.51     $156.70   $357.16
1999         $32.57  $341.89     $145.00   $424.85
YEARS

                                                                                         JUNE 30,
                                                              ---------------------------------------------------------------
                                                                1994       1995       1996       1997       1998       1999
                                                              --------   --------   --------   --------   --------   --------
Sunrise Medical Inc.........................................  $100.00     142.29      88.00      69.14      68.57      32.57
Broad Market................................................   100.00     126.07     158.85     213.97     278.51     341.89
Peer Group(3)...............................................   100.00     148.20     187.30     210.60     156.70     145.00
Industry Index..............................................   100.00     153.42     201.56     267.00     357.16     424.85

------------------------------

(1) This Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

(2) The graph covers the period from June 30, 1994 to June 30, 1999.

(3) The companies used in the Peer Group consist of Invacare, Inc., (IVC); Respironics, Inc. (RESP); and Graham-Field Health Products, Inc. (GRIH). Everest & Jennings International Ltd. (EJ) was acquired by Graham-Field Health Products, Inc. in the fourth quarter of 1996. Everest & Jennings International Ltd. shareholders received .35 common shares of Graham-Field Health Products, Inc. for each Everest & Jennings International Ltd. common share owned. For purposes of the above graph, the return for Everest & Jennings International Ltd. within the peer group for the period November 27, 1996 to June 30, 1999 was calculated with the return of Graham-Field Health Products, Inc. at the conversation rate noted above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of October 1, 1999, the name and address, the total number of shares of Common Stock beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act")), and the percentage of the outstanding shares of the Common Stock so owned (i) by each person who is known to the company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) by each of the Directors,
(iii) by the company's Chief Executive Officer and each of the Named Officers and (iv) by all Directors and Executive Officers as a group. On October 1, 1999 there were a total of 22,233,933 shares of the company's Common Stock issued and outstanding.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                      OWNERSHIP(2)     CLASS
----------------------------------------                      ------------   ----------
State of Wisconsin/Wisconsin Investment Board ..............    3,169,200(3)    14.3%
  121 E. Wilson St.
  Madison, WI 53702

ICM Asset Management .......................................    2,391,550(3)    10.8%
  601 W. Main Avenue, Suite 917
  Spokane, WA 99201

Richard H. Chandler ........................................    2,065,466(4)     9.2%(4)
  2131 Palomar Airport Road, Suite 200
  Carlsbad, CA 92009

Dimensional Fund Advisor ...................................    1,441,500(3)     6.5%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

Lee A. Ault III ............................................       31,750       *

Michael N. Hammes ..........................................        4,000       *

Murray H. Hutchison ........................................       21,500       *

William L. Pierpoint .......................................       31,720       *

Joseph Stemler .............................................       52,868       *

John R. Woodhull ...........................................       26,500       *

Thomas H. O'Donnell ........................................      115,652       *

Ben Anderson-Ray ...........................................       33,274       *

Barrie Payne ...............................................      103,814       *

Ted N. Tarbet ..............................................      101,947       *

ALL DIRECTORS & EXECUTIVE OFFICERS AS A GROUP
  (13 PERSONS) .............................................    2,645,083(5)    11.6%(5)

------------------------

 *  Less than 1%

(1) Except as otherwise indicated, the address of each of the persons named below is c/o Sunrise Medical Inc., 2382 Faraday Avenue, Suite 200, Carlsbad, California 92008.

(2) Includes equivalent shares held for the benefit of the named person as of October 1, 1999 under the Sunrise 401(k) plan, as well as shares deemed to be outstanding pursuant to stock options presently exercisable or exercisable within 60 days after October 1, 1999.

(3) Based upon holdings reported by the named institutions in filings with the Securities and Exchange Commission on Forms 13G and/or 13F, together with telephonic confirmation of holdings (where possible) as of October 1, 1999.

(4) Includes Mr. Chandler's options to purchase 141,250 shares of Common Stock. Also includes 22,708 equivalent shares of Common Stock held for the benefit of Mr. Chandler under the company's 401(k) Plan as of October 1, 1999. Also includes 85,350 shares held in a non-profit foundation of which Mr. Chandler and family members are directors, and as to which Mr. Chandler disclaims beneficial ownership. The total number of shares used to determine the percent of class is 22,375,183.

(5) Includes options to purchase 523,275 shares of Common Stock held by all Directors and Executive Officers as a group. Also includes 69,677 equivalent shares of Common Stock held for the benefit of Executive Officers under the company's 401(k) Plan as of October 1, 1999. The number of outstanding shares of Common Stock for this purpose is 22,757,208.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the 1934 Act requires the company's Directors, Executive Officers and any persons who are beneficial owners of more than 10 percent of the Common Stock ("Reporting Persons") to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "SEC"). The 1934 Act specifies deadlines for filing of these reports with the SEC and also requires the disclosure in this Proxy Statement of any failure to meet the filing deadlines. During fiscal 1999, the company believes that all reports for the company's Directors and Executive Officers were timely filed with the SEC.

                              CERTAIN TRANSACTIONS

    On October 4, 1999, Richard H. Chandler resigned from his positions as Chairman, President and CEO and as a Director of Sunrise Medical Inc. The company then entered into a consulting, resignation and general release agreement with Mr. Chandler which provides that Mr. Chandler be hired as a consultant to the company from October 5, 1999 through September 30, 2002, during which time Mr. Chandler (i) will consult with and advise the Board of Directors, (ii) will hold all company information confidential and (iii) will not compete with the company nor solicit or hire any company Associate. As compensation, Mr. Chandler will receive a total of $1,830,000, paid in future installments.

                              INDEPENDENT AUDITORS

    KPMG LLP has been selected to serve as the company's independent auditors for fiscal year 2000. This firm has audited the company's financial statements since 1983. One or more representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Proposals of stockholders intended to be included in the company's Proxy Statement for the 2000 Annual Meeting of Stockholders must be received at the company's principal executive offices on or before July 11, 2000 pursuant to proxy rules 14a-5(e) and 14a-8(e) (Question 5).

    Under Section 2.10 of the company's Bylaws, stockholders who intend to nominate persons for election to the Board of Directors of the company or stockholders who intend to present a proposal at Sunrise's 2000 Annual Meeting of Stockholders, but who do not intend to have it included in our 2000 Proxy Statement, must submit their nomination(s) or proposal(s) of business to the company in writing to be received by the Secretary of the company no later than September 16, 2000 nor earlier than August 17, 2000; provided, however, that if the date of the 2000 Annual Meeting is more than 30 days before or more than 70 days after the anniversary of this Annual Meeting, then nominations or proposals must be submitted not earlier than the close of business on the 120th day prior to the 2000 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such meeting or the 10th business day following the day on which public announcement of the date of the 2000 Annual Meeting of Stockholders is first made by the company. The company reserves the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

                                 OTHER MATTERS

    At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matters are presented properly for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders, insofar as such proxies are not limited to the contrary.

                                          By order of the Board of Directors,

                                          [SIGNATURE]

                                          Steven A. Jaye

                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Dated November 11, 1999

                                                                      APPENDIX A

                              SUNRISE MEDICAL INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                    --------
1.   PURPOSE OF PLAN.............................................     A-1
2.   DEFINITIONS.................................................     A-1
3.   SHARES RESERVED FOR THE PLAN................................     A-2
4.   ADMINISTRATION..............................................     A-2
5.   ELIGIBILITY.................................................     A-3
6.   ELECTION TO PARTICIPATE AND PAYROLL DEDUCTIONS..............     A-3
7.   GRANT OF OPTIONS............................................     A-4
8.   LIMITATION OF NUMBER OF SHARES THAT AN ASSOCIATE MAY
      PURCHASE...................................................     A-4
9.   PURCHASE PRICE..............................................     A-4
10.  METHOD OF PURCHASE AND INVESTMENT ACCOUNTS..................     A-4
11.  ISSUANCE OF SHARE CERTIFICATES..............................     A-5
12.  VOTING RIGHTS...............................................     A-5
13.  RIGHTS NOT TRANSFERABLE.....................................     A-5
14.  EXPENSES....................................................     A-5
15.  ADJUSTMENT FOR CHANGES IN COMMON STOCK......................     A-5
16.  DEATH, RETIREMENT AND TERMINATION...........................     A-5
17.  RECORDS AND REPORTS TO PARTICIPANTS.........................     A-5
18.  AMENDMENT OF THE PLAN.......................................     A-6
19.  TERMINATION OF THE PLAN.....................................     A-6
20.  EFFECTIVE DATE, PLAN YEAR AND APPROVAL OF STOCKHOLDERS......     A-6
21.  INDEMNIFICATION.............................................     A-6
22.  COMPLIANCE WITH LAWS AND OTHER REGULATIONS..................     A-6

                          EMPLOYEE STOCK PURCHASE PLAN

1.  PURPOSE OF PLAN.

    The purpose of the Sunrise Medical Inc. Employee Stock Purchase Plan is to benefit Sunrise Medical Inc., a Delaware corporation, and its eligible Associates by increasing Associate opportunity and motivation to purchase the capital stock of the Company. This Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended, and this Plan shall be administered, interpreted and construed in accordance with such provisions. This Plan shall be effective as of March 1, 2000, subject to the approval of the Company's stockholders in accordance with Section 20 of this Plan.

2.  DEFINITIONS

    a) "ASSOCIATE" shall mean any person, including an Officer, who is customarily employed for more than twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

    b) "BASE COMPENSATION" shall mean all regular straight time gross earnings, and shall not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation.

    c)  "BOARD" shall mean the Board of Directors of Sunrise Medical Inc.

    d)  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    e) "COMMITTEE" shall mean the Compensation Committee appointed by the Board of Directors of the Company.

    f) "COMMON STOCK" shall mean the Common Stock of Sunrise Medical Inc., $1.00 par value.

    g)  "COMPANY" shall mean Sunrise Medical Inc., a Delaware corporation.

    h) "DESIGNATED SUBSIDIARIES" shall mean the Subsidiary Corporations which have been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan in accordance with
       Section 4.

    i)  "ELIGIBLE ASSOCIATE" shall mean any Associate that qualifies under
       Section 5 of the Plan.

    j) "ENROLLMENT FORM" shall mean the actual written form the Eligible Associate completes, signs and submits to the Company's or Designated Subsidiary's Human Resources Department during the Enrollment Period.

    k) "ENROLLMENT PERIOD" shall mean the period of time 15 to 30 days prior to the beginning of the Offering Period.

    l)  "EXERCISE DATE" shall mean the last day of each Offering Period.

    m) "GRANT DATE" shall mean the first day of each Offering Period.

    n)  "OFFERING DATE" shall mean the first day of each Offering Period.

    o) "OFFERING PERIOD" shall mean a period of six (6) months commencing on March 1 and September 1 of each year, as determined in accordance with
       Section 7.

    p) "OFFICER" shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

    q) "OPTION" shall mean an option to purchase shares of Common Stock granted under the Plan to an Eligible Associate.

    r) "PARENT CORPORATION" shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    s) "PAYROLL DEDUCTIONS" shall mean all contribution amounts credited to the account of an Eligible Associate pursuant to the Plan.

    t)  "PLAN" shall mean this Employee Stock Purchase Plan.

    u)  "PURCHASE DATE" shall mean the last day of each Offering Period.

    v) "SHARES" shall mean an aggregate of 1,000,000 shares of Sunrise Medical Inc. Common Stock reserved for this Plan.

    w) "SUBSIDIARY CORPORATION" shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.  SHARES RESERVED FOR THE PLAN.

    There shall be reserved for issuance and purchase by Associates under this Plan an aggregate of 1,000,000 shares of Common Stock, subject to adjustment as provided in Section 15 hereof. Shares subject to this Plan may be shares now or hereafter authorized and unissued or shares already authorized, issued and held by the Company as treasury Shares. The right to purchase Shares pursuant to this Plan shall be made available by a series of semi-annual Offering Periods to Associates eligible to participate in this Plan pursuant to Section 5 hereof. If and to the extent that any right to purchase reserved Shares shall not be exercised by any Associate for any reason or if such right to purchase shall terminate as provided herein, Shares that have not been so purchased under this Plan shall again become available for the purposes of this Plan unless this Plan shall have terminated.

4.  ADMINISTRATION.

    This Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee shall consist of three or more directors designated by the Board of Directors. The Committee shall have full power to:

    (a) prescribe, amend and rescind rules and procedures governing the administration of the Plan;

    (b) interpret the provisions of the Plan and establish and interpret rules and procedures with respect to the Plan;

    (c) determine the requirements imposed by or rights of any person under the Plan and the rules and procedures established by the Committee relating to such rights;

    (d) determine the eligibility of Associates to participate in the Plan in accordance with the standards set forth in Section 5 hereof; and

    (e) delegate certain of the duties of the Committee to Officers or other committees of the Company or to one or more outside agents to facilitate the purchase and transfer of Shares and to otherwise assist in the administration of the Plan.

    All Subsidiary Corporations are potentially eligible to participate in the Plan. The Committee shall designate from among the Subsidiary Corporations, as determined from time to time, the Subsidiary Corporation or Subsidiary Corporations whose Associates shall be eligible to participate in the Plan. The Committee may designate a Subsidiary Corporation, or terminate the designation of a Subsidiary Corporation, without the approval of the stockholders of the Company.

    Each action of the Committee which is within the scope of the authority delegated to the Committee by the Plan or by the Board shall be binding on all persons. The Board shall have the right to exercise all of the rights or duties of the Committee under the Plan.

5.  ELIGIBILITY.

    Each Associate shall be eligible to participate in the Plan, provided that such Associate: (a) has been employed by the Company or a Designated Subsidiary for at least one (1) year and (b) does not own, immediately after the right is granted, five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company, or any Parent Corporation or any Subsidiary Corporation. In determining stock ownership under this Section 5, the rules of Section 424(d) of the Code shall apply and stock that an Associate may purchase under outstanding rights shall be treated as stock owned by the Associate. The Committee shall determine which Associates are eligible to participate in the Plan in accordance with the standards set forth in this
Section 5. Associates eligible to participate in this Plan pursuant to this
Section 5 are hereinafter referred to as "Eligible Associates."

6.  ELECTION TO PARTICIPATE AND PAYROLL DEDUCTIONS.

    An Eligible Associate may elect to participate in the Plan at any time by properly completing and returning to the Company's or Designated Subsidiary's Human Resources Department prior to the applicable Offering Date, an enrollment form authorizing a specified Payroll Deduction to be made from each subsequent paycheck for the purchase of Common Stock under this Plan. The enrollment form shall set forth the whole number percentage of the Eligible Associate's Base Compensation (which shall be not less than 1% and not more than 20%) to be withheld as Payroll Deductions pursuant to the Plan. All Payroll Deductions shall be credited on the records of the Company in the name of the Eligible Associate. Such credit shall constitute only a convenient bookkeeping entry by the Company and no interest will be paid or due on any Payroll Deductions or credited to such Eligible Associate. Associates who elect to participate in the Plan are referred to herein as "Participating Associates."

    Payroll Deductions shall commence on the first paycheck paid during the Offering Period and shall end with the last paycheck paid during the Offering Period to which the Enrollment Form is applicable.

    A Participating Associate will be deemed to have elected to participate and to have authorized the same Payroll Deduction for each subsequent Offering Period provided that he or she is an Eligible Associate during each such subsequent Offering Period. A Participating Associate may terminate his or her Payroll Deduction and thereby cease to be a Participating Associate by notifying the Human Resources Department of the Company or Designated Subsidiary in writing at any time other than the last thirty (30) days of the Offering Period, subject to such notice and timing requirements as may be reasonably required to effect such termination.

    Upon termination from the Plan, the Associate's cumulative Payroll Deductions will be refunded without interest. An Associate who terminates his or her Payroll Deductions and is eligible for a subsequent Offering Period may participate in such Offering Period by delivering a new Enrollment Form and Payroll Deduction authorization to the Company or Designated Subsidiary not later than the fifteenth day of the month before the commencement of such subsequent Offering Period.

7.  GRANT OF OPTION.

    Commencing with March 1, 2000, the Company will offer Options under the Plan to all Eligible Associates in successive six-month Offering Periods. The Offering Periods will be: (i) March 1 through and including the following
August 31, and (ii) September 1 through and including the following February 28 or 29 (as applicable), of each year. The Company will offer Options under the Plan until the number of Shares available under the Plan have been sold, or the Plan terminates on February 28, 2010.

    On the Offering Date of each Offering Period each Eligible Associate shall be granted an Option to purchase on the Exercise Date a number of Shares determined by dividing such Associate's Payroll Deductions accumulated prior to such Purchase Date and retained in the Associate's account as of the Purchase Date by the lesser of (i) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Purchase Date; provided however, that the maximum number of Shares an Associate may purchase during each Offering Period shall be 5,000 Shares, and provided, further that such purchase shall be subject to the limitations set forth in Section 8. The fair market value of a share of Common Stock shall be determined as provided in
Section 9.

8.  LIMITATION OF NUMBER OF SHARES THAT AN ASSOCIATE MAY PURCHASE.

    No Option shall permit an Associate's right to purchase stock under the Plan and all other employee stock purchase plans (as defined in Section 423 of the Code) of the Company, any Subsidiary Corporation or any Parent Corporation (if
any), to accrue at a rate which in aggregate exceeds $25,000 of the fair market value of such stock (determined at the time such Option or other right or rights are granted) for each calendar year in which the Option or right is exercised. In addition, the purchase of Shares under this Plan by an Associate for an Offering Period is also limited to a maximum of 20% of the Associate's Base Compensation for the Offering Period and to 5,000 shares.

9.  PURCHASE PRICE.

    The purchase price for each Share for each Offering Period shall be eighty-five percent (85%) of the lesser of the fair market value for a share of Common Stock on the first or last day of the Offering Period. "Fair market value" for a share of Common Stock on any day shall be the per share closing price of the Common Stock reported on the NYSE (or any successor or replacement exchange or quotation system) on such day. If there is no trading on the relevant day, the closing price on the preceding trading day will be used.

10.  METHOD OF PURCHASE AND INVESTMENT ACCOUNTS.

    Each Eligible Associate shall be deemed to exercise the right to purchase on each Exercise Date the number of whole shares of Common Stock determined by dividing the amount of his or her aggregate Payroll Deductions by the purchase price determined in accordance with Section 9 hereof. Each Participating Associate having aggregate Payroll Deductions on an Exercise Date shall be deemed, without any further action, to have elected to purchase with such Payroll Deductions the number of whole shares that he or she has the right to purchase at the purchase price on that Exercise Date. A Participating Associate who has purchased the maximum number of shares to which he or she is entitled pursuant to Section 7, Section 8 or Section 19 hereof shall be refunded any excess Payroll Deductions without interest. All whole shares purchased shall be allocated to separate investment accounts ("Investment Accounts") maintained by such brokerage house, investment banking firm, commercial bank or other such similar institution as may be selected by the Committee for the Participating Associates. Any Payroll Deductions remaining in the Participating Associate's account that is not equal to one full share of Common Stock will be carried over into the next Offering Period unless the Associate terminates participation in the Plan, in which case the remaining Payroll Deductions will be refunded to the Associate without interest.

11.  ISSUANCE OF SHARE CERTIFICATES.

    Stock certificates for any of the whole shares in a Participating Associate's Investment Account will be issued to such Participating Associate only upon receipt by the Committee (or its designee) of such Participating Associate's written request, which request shall indicate the number of shares (up to a maximum of the number of full shares in such Participating Associate's Investment Account) for which the Participating Associate wishes to receive stock certificates. Such request shall be made on a form at the time prescribed by the Committee (or its designee) and shall be accompanied by payment of any fee that may be charged by the Committee's designee for such issuance. The Participating Associate shall assume full payment responsibility for the cost to issue actual share certificates.

12.  VOTING RIGHTS.

    No voting rights are granted until the actual purchase of shares is made on the Purchase Date. Holders of shares under the Plan shall have the same rights to vote on matters affecting the Company as do other stockholders of the Company.

13.  RIGHTS NOT TRANSFERABLE.

    Until shares are issued, no person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any of such shares. Rights granted under the Plan may not be transferred by an Eligible or Participating Associate. Such Rights may be exercised only by the person to whom they have been granted during his or her lifetime.

14.  EXPENSES.

    The Company or the Designated Subsidiary, as applicable, shall bear all costs associated with the administration of the Plan and the purchase of shares (other than costs for issuance of share certificates covered by Section 11 above). No expenses attributable to a Participating Associate's sale of shares, however, shall be borne by the Company or the Designated Subsidiary.

15.  ADJUSTMENT FOR CHANGES IN COMMON STOCK.

    In order to prevent the dilution or enlargement of rights granted under this Plan, in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in the Common Stock, the Committee shall make appropriate changes in the number and type of Shares authorized by this Plan, the number and type of Shares covered by, or with respect to which payments are measured under, outstanding rights and the prices specified therein, subject to the limitations of Section 424 of the Code.

16.  DEATH, RETIREMENT, AND TERMINATION.

    In the event of a Participating Associate's death, retirement or other termination of employment, such Associate's participation in the Plan shall cease and the amount of his or her aggregate Payroll Deductions not theretofore invested shall be returned.

17.  RECORDS AND REPORTS TO PARTICIPANTS.

    The Committee or its designee shall cause to be maintained true and accurate books of account and records of all transactions under the Plan. A statement of account shall be provided (or made electronically available on the internet or otherwise) to each Participating Associate promptly following the Exercise Date, which statement will set forth the amounts of Payroll Deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18.  AMENDMENT OF THE PLAN.

    The Committee or the Board may at any time or from time to time amend this Plan in any respect, provided, that this Plan may not be amended in any way that will cause rights issued under it to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including any amendment that will increase the persons authorized to participate in the Plan or increase the aggregate number of Shares of Common Stock available for purchase under the Plan, without approval of the Company's stockholders.

19.  TERMINATION OF THE PLAN.

    This Plan and all rights of Associates hereunder may be suspended or terminated at any time at the discretion of the Board of Directors and shall terminate on the Exercise Date that Participating Associates become entitled to purchase a number of shares greater than the number of reserved Shares available for purchase pursuant to Section 3 hereof. In the event that the Plan terminates because there are an insufficient number of Shares available for purchase, reserved Shares remaining as of the termination date shall be issued to Participating Associates on a pro rata basis. The Company will offer options under the Plan until the number of Shares of Common Stock available under the Plan have been sold, or the Plan terminates on February 28, 2010.

20.  EFFECTIVE DATE, PLAN YEAR AND APPROVAL OF STOCKHOLDERS.

    This Plan shall be effective as of March 1, 2000. This Plan is subject to the approval of the Company's stockholders at the next annual meeting of stockholders or at any special meeting of stockholders for which one of the purposes shall be to act upon this Plan. Options granted under the Plan shall be subject to the approval of the Plan by the Company's stockholders within 12 months of adoption of the Plan by the Board.

21.  INDEMNIFICATION.

    No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his or her service on the Committee under the Plan. Service on the Committee constitutes service as a Director of the Company and members of the Committee are entitled to indemnification and reimbursement as Directors of the Company for any action or any failure to act in connection with service on the Committee to the fullest extent provided for at any time in the Company's Certificate of Incorporation and Bylaws, or in any insurance policy or other agreement intended for the benefit of the Company's Directors.

22.  COMPLIANCE WITH LAWS AND OTHER REGULATIONS.

    Each right under this Plan shall be subject to the requirement that if at any time the Committee determines that the listing, registration or qualification of the Shares of Common Stock subject to this Plan upon any securities exchange or under any federal or state securities or other law or regulation, or that the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to, or in connection with, the granting of such right or the issuance or purchase of Shares thereunder, no such right may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee and, the holder of the right will supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval.

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PROXY

                             SUNRISE MEDICAL INC.

    The undersigned holder of Common Stock acknowledges receipt of a copy of the Annual Report and the Proxy Statement and, revoking any proxy previously given, hereby appoints Mr. Murray H. Hutchison and Mr. Steven A. Jaye, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, cumulatively or otherwise, in the manner indicated on the reverse side of this proxy card, all of the shares of Common Stock of Sunrise Medical Inc. held of record by the undersigned on October 27, 1999, at the Annual Meeting of Stockholders to be held on December 15, 1999, at 2:00 P.M. PST at the Hilton San Diego Hotel and at any adjournment thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS LISTED ON THIS PROXY CARD AND FOR ITEM 2. THIS PROXY WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS, WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ON THIS PROXY CARD AND FOR THE APPROVAL OF ITEM 2.

   PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.
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                          - FOLD AND DETACH HERE -


-----------------------------------------------------------------------------------------------------------------------------------

     THE SUNRISE MEDICAL BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2:              Please mark your vote       /X/
                                                                                              as indicated in the example

ITEM 1-ELECTION OF DIRECTORS                             FOR ALL NOMINEES         WITHHOLD          ITEM 2-ADOPTION OF AN EMPLOYEE
                                                        LISTED (EXCEPT AS         AUTHORITY             STOCK PURCHASE PLAN
Lee A. Ault III           William L. Pierpoint        MARKED TO THE CONTRARY   TO VOTE FOR ALL
Michael N. Hammes         Joseph Stemler                ON THE LINE BELOW)     NOMINEES LISTED
Murray H. Hutchison      John R. Woodhull                                                              FOR   AGAINST   ABSTAIN
                                                              / /                   / /                 / /     / /       / /

(INSTRUCTION: To withhold authority to vote for any nominee, put an "X" in the "FOR" box above and write that nominee's name on the space provided below.)

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Signature                                                        Signature                                           Date
         -------------------------------------------------------          -------------------------------------------    ---------
NOTE: Please sign exactly as your name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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                                                     - FOLD AND DETACH HERE -
